EXHIBIT 99.1

LETTER TO DIGITAL ANGEL STOCKHOLDERS
FROM CEO JOSEPH J. GRILLO

SO. ST. PAUL, MN (December 15, 2009) — The following is a letter to the stockholders of Digital Angel Corporation (NASDAQ:DIGA) from CEO Joseph J. Grillo:

Dear Digital Angel Stockholder:

As we near the end of the year I thought it would be a good time to discuss some of the recent events at Digital Angel, in particular the application of the proceeds from the McMurdo sale, which many of you have had questions about. I’d also like to take a quick look ahead to early 2010 and give you a sense of what we see on the horizon for the Company.

On November 20 we completed the sale of most of the assets of our UK-based business McMurdo to Orolia SA, which is based in France. The originally negotiated price of $10 million cash was reduced by about $400,000, due to certain product lines and assets being taken out of the deal, and an inventory adjustment. Of the resulting price of about $9.6 million, $8.8 million cash was paid to Signature Industries Limited, our UK subsidiary, with about $800,000 retained by Orolia in order to pay certain accounts payable. Signature retained all of McMurdo’s accounts receivable, which at the time of the sale amounted to approximately £1.4 million (or about $2.3 million at current exchange rates).

As most of you know, it was our intention to pre-pay our lender, Laurus Funds and its affiliates, the approximately $5 million in debt due in February out of the proceeds of the McMurdo sale. However, increased cash requirements related to accounts payable at McMurdo and working capital requirements at Signature led us to conclude that it was not in the Company’s best interests to pre-pay the entire debt at this time. As a result, we entered into discussions with Laurus and I’m happy to say that we have agreed upon a mutually satisfactory solution, pursuant to which we will pre-pay approximately $3.8 million of the debt this week (including a payment of over $200,000 made at the end of November) and will pay the remaining balance on the previously scheduled due date of February 1, 2010. At that time, our term debt will be paid in full.

As I mentioned, Signature retains the McMurdo receivables, which will be collected over the next couple of months, and we will also be shipping and receiving payments on the UK Ministry of Defense PELS contract with SARBE, so we do not anticipate any issues regarding the final term debt payment in February. On the Animal Identification side of the Company, the first two quarters of the year usually show the most seasonal strength, so all in all we believe that we will be seeing stronger cash flow in the early months of next year.

Finally, regarding our stock price, all of senior management are shareholders, and we share your concerns. As you know, we received a notification from Nasdaq on December 10 that we are not in compliance with the minimum bid price rule, and we have until June 8, 2010, to remedy that.

With the decision to divest the McMurdo business, the management and Board of Directors of Digital Angel have made a strategic decision that the long-term future of the company lies in the Animal ID business, or Destron Fearing. The long-term drivers associated with a secure food supply channel, including traceability of livestock to ensure that our nation’s and in fact the world’s foodstuffs are safe and secure, are central to that decision. We believe that the general economic climate as well as the specific prospects for our Destron Fearing customers will improve. And as we continue to execute on our business plan and to focus our resources on developing the Animal Identification business, the marketplace will see that we are making progress on debt reduction, margin improvements and new product introductions, and that we are on a path to net income profitability. As more investors see what we are doing to turn the Company around, we believe that the stock price will reflect the improving performance.

I will have more to communicate to you about our business plan in the coming weeks, as we will not be reporting our fourth quarter and fiscal year 2009 until late March, and in the meantime I want to keep the information flowing.

I thank you for your continued support, and we look forward to further progress in the New Year. I wish you and yours all the best this holiday season.

Sincerely,

Joseph J. Grillo
President & Chief Executive Officer
Digital Angel Corporation

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the future of our business in current economic conditions, our ability to comply with listing requirements, expected benefits of the restructuring program, and future product development. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com

###